THE AEGIS CONSUMER FUNDING GROUP, INC.
                     EARNINGS PER SHARE CALCULATION
               THREE AND NINE MONTHS ENDED MARCH 31, 1996
                              (UNAUDITED)


                                            Three Months      Nine Months
                                               ended             ended
                                            March 31, 1996   March 31, 1996

PRIMARY EARNINGS PER SHARE:
Weighted average shares outstanding           14,776,844       14,776,844
Less: Escrowed shares                         (1,078,308)      (1,078,844)
Employee stock options granted                     8,820           25,739
Warrants outstanding                               4,523            5,403
Convertible preferred Series C Stock           1,230,109          407,054
                                              ----------       ----------
Weigthed average number of
  common and common equivalent shares         14,941,988       14,136,732
                                              ==========       ==========

Net income                                    $2,529,421       $6,379,361
Less: Preferred stock dividends                 (129,179)        (129,179)
                                              -----------      -----------
Net income available to common stockholders    2,400,242        6,250,182
Add: Preferred stock dividends on stock
       deemed to be common stock equivalents     129,179          129,179
                                              ----------       ----------
Adjusted net income                           $2,529,421       $6,379,361
                                              ==========       ==========
Net income per common and
  common equivalent share                          $0.17            $0.45
                                                   =====            =====
FULLY DILUTED EARNINGS PER SHARE:
Weighted average shares outstanding           14,776,844       14,776,844
Employee stock options granted                     8,820           25,739
Warrants outstanding                               6,049            5,403
Convertible Preferred Series C Stock           1,230,109          407,054
                                              ----------        ---------
Weighted average number of common
  and common equivalent shares                16,021,822       15,215,040
                                              ==========       ==========
Net income                                    $2,529,421       $6,379,361
Less: Preferred stock dividends                 (129,179)        (129,179)
                                              ----------       ----------
Net income available to common stockholders    2,400,242        6,250,182
Adjustments to net income available to
  common stockholders:
Add: Preferred stock dividends on stock deemed
   to be common stock equivalents                129,179          129,179
                                              ----------        ---------
Adjusted net income                           $2,529,421       $6,379,361
                                              ==========       ==========
Net income per common and
  common equivalent share                          $0.16            $0.42
                                                   =====            =====